EXHIBIT A

TRANSACTIONS EFFECTED SINCE THE FILING OF AMENDMENT NO. 39 TO THE SCHEDULE 13D

The below transactions in the Common Stock were traded in the ordinary course on the NASDAQ Stock Market, other than those denoted with an asterisk, which were block trades.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transaction.

Transaction Date	Transaction Type	Amount of Securities		Price Per Share
07/10/2024	Purchase	96,317		$32.91	(1)
07/11/2024	Purchase	141,190		$32.56	(2)
07/11/2024	Purchase	3,275		$33.15	(3)
07/11/2024	Purchase	260,036	*	$33.75
07/12/2024	Purchase	24,177		$33.35	(4)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transaction.

Transaction Date	Transaction Type	Amount of Securities		Price Per Share
07/10/2024	Purchase	3,683		$32.91	(1)
07/11/2024	Purchase	5,410		$32.56	(2)
07/11/2024	Purchase	125		$33.15	(3)
07/11/2024	Purchase	9,964	*	$33.75
07/12/2024	Purchase	944		$33.35	(4)

(1)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $32.66 to $33.41. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $31.98 to $32.98. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $33.00 to $33.50. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $32.69 to $33.50. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

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